Exhibit 99.1

For More Information Contact:

Investors:

Damon Wright

(714) 382-5013

damon.wright@ingrammicro.com

INGRAM MICRO REPORTS RECORD FOURTH QUARTER

REVENUES, GROSS PROFIT, EARNINGS

Announces Organizational Effectiveness Program with

Targeted 2015 Annual Savings of $80-$100 million

SANTA ANA, Calif., Feb. 13, 2014 — Ingram Micro Inc. (NYSE: IM), the world’s largest wholesale technology distributor and a global leader in supply-chain and mobile device lifecycle services, today announced financial results for the fourth quarter ended Dec. 28, 2013.

	Fourth Quarter Ended			Fiscal Year Ended
	Dec. 28, 2013	Dec. 29, 2012	Change	Dec. 28, 2013	Dec. 29, 2012	Change
Net sales ($B)	$11.8	$11.4	4%	$42.6	$37.8	12%
Gross margin	6.00%	5.81%	19bp	5.85%	5.38%	47bp
Operating margin	1.46%	1.48%	(2bp )	1.21%	1.22%	(1bp )
Non-GAAP operating margin	1.78%	1.66%	12bp	1.41%	1.35%	6bp
Earnings per diluted share	$0.71	$0.66	8%	$1.99	$1.99	—
Non-GAAP earnings per diluted share	$0.88	$0.75	17%	$2.37	$2.04	16%

A reconciliation of GAAP financial measures to non-GAAP financial measures is presented in the Supplementary Information section in this press release.

“The fourth quarter marked a strong close to a year where we executed well on our key strategic and financial objectives,” said Alain Monié, Ingram Micro CEO. “We successfully balanced revenue growth with margin and earnings improvement and drove solid operating leverage across the business. The end result of our focus and steady course is evident in our fourth quarter and full year results, which demonstrate excellent progress along the trajectory towards our 2015 financial targets and helped us deliver strong shareholder value for the year.”

Worldwide sales were an all-time record $11.8 billion, up 4 percent in U.S. dollars, when compared with $11.4 billion in the fourth quarter last year.

Worldwide gross profit was $710 million (6.00 percent of total sales), compared with $661 million (5.81 percent of total sales) in the 2012 fourth quarter.

Operating income was $173 million (1.46 percent of total sales), compared with 2012 fourth quarter operating income of $168 million (1.48 percent of total sales). 2013 fourth quarter net income was $112 million, or 71 cents per diluted share. This compares with 2012 fourth quarter net income of $101 million, or 66 cents per diluted share.

Non-GAAP operating income for the 2013 fourth quarter was $211 million (1.78 percent of total sales). This compares with non-GAAP operating income for the 2012 fourth quarter of $189 million (1.66 percent of total sales).

2013 fourth quarter non-GAAP net income was $139 million, or 88 cents per diluted share, compared with non-GAAP net income of $115 million, or 75 cents per diluted share, in the 2012 fourth quarter.

The effective tax rate for the 2013 fourth quarter was 27 percent, lower than the company originally anticipated due largely to the recognition of net discrete tax benefits during the quarter, which benefited GAAP and non-GAAP earnings per diluted share by approximately 4 cents.

Non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share are financial measures that exclude the amortization of intangible assets and charges associated with reorganization, integration and transition costs. For the 2013 year, these non-GAAP financial measures also exclude a benefit related to the receipt of $29.5 million from a LCD flat panel class action settlement and the impact of a $5.0 million reserve recorded for estimated potential charges related to indirect tax declarations in Europe. Non-GAAP net income and non-GAAP earnings per diluted share also exclude the impact of foreign exchange gains or losses related to the translation effect on Euro-based inventory purchases in Ingram Micro’s pan-European entity and a net discrete tax benefit of $28.5 million in 2012, primarily related to the write-off of the historical tax basis of the investment the company had maintained in one of its Latin American subsidiary holding companies. These non-GAAP financial measures are reconciled to their most directly comparable GAAP measures in the Supplementary Information section of this release.

Key 2013 fourth quarter business highlights:

•	The company’s mobility business was accretive to 2013 fourth quarter non-GAAP earnings per diluted share by 11 cents. This brings total accretion from the mobility business for the 2013 full year to 35 cents, above the company’s target of 34 cents that was initially established upon announcement of the acquisition of BrightPoint in July 2012.

•	Ingram Micro Mobility added new OEM distribution agreements in Europe, Asia Pacific and Latin America and won new logistics contracts in all regions.

•	Australia achieved the company’s target for non-GAAP operating profitability in the 2013 fourth quarter, improving more than $12 million from the operating loss in last year’s fourth quarter.

•	Ingram Micro added global enterprise IT asset disposition, onsite data destruction and e-waste recycling services for large enterprise customers, retail customers and OEMs, increasing its supply chain capabilities and solutions offerings with the acquisition of CloudBlue Technologies, Inc.

•	The company expanded its capabilities in the e-commerce logistics market with the acquisition of Shipwire, Inc., enhancing its ability to accelerate growth in the rapidly expanding e-commerce fulfillment industry, while also better enabling Ingram Micro Logistics (IML) to meet the e-commerce needs of large retailers with significantly reduced onboarding time, cost and complexity.

•	Leveraging the company’s existing strong presence in distribution, Ingram Micro Mobility announced that it expanded into Latin America and now offers a full suite of wireless device lifecycle services in the region.

•	Based on its current ability to reach an extensive network of mobile devices and accessories resellers, Ingram Micro Mobility was named a core distributor of Samsung Mobile smartphone and tablet accessory products in the United States.

•	Cash flow from operations for the 2013 fourth quarter was $353 million, bringing total 2013 full year cash flow from operations to $466 million. This compares to 2012 fourth quarter and full year cash flow from operations of $81 million and $46 million, respectively.

In order to further enhance its ability to innovate and respond to market needs with greater speed and efficiency, the company also announced its plan to proceed with a global organizational effectiveness program that involves three critical aspects:

1.	Aligning and leveraging the company’s infrastructure globally with its evolving businesses, opportunities and resources;

2.	De-layering and simplifying the organization to enable the company to be more nimble, responsive and collaborative; and

3.	Maintaining investments in expertise and capabilities to continue to transform the company’s business mix in faster growing, higher margin businesses.

As a result of the alignment and de-layering programs, the company expects annual savings between $80 and $100 million. One-time restructuring, integration and other reorganization costs associated with these programs are expected to be between $80 and $100 million, which includes $8 million in costs associated with implementation of initiatives that occurred in the fourth quarter of 2013. The majority of the costs are expected to be incurred in the first half of 2014. The company anticipates the majority of the cost savings beginning to occur in the second half of 2014 and the full run rate of savings to be realized in 2015.

Monié commented, “Our company is proactively accompanying great changes in the technology industry and evolving its business composition and structure accordingly. As we explore and execute on our various initiatives for growth and stronger profitability, the overall objective of our organizational effectiveness programs – which we have been working at developing over the past few months – is to streamline and focus our resources to run our businesses faster, smarter and better to capture the tremendous opportunities we have already started to invest in, while generating greater, sustainable shareholder value.”

Outlook

For the 2014 year, the company currently expects worldwide revenue to grow in the low- to mid-single-digits, in-line with overall global IT spending. The company also expects to drive solid non-GAAP operating leverage in 2014, as additional investments into the business are more than offset by continued execution, operational improvement and benefits from earlier investments, as well as the favorable impact in the second half of 2014 from the company’s organizational effectiveness programs.

For the 2014 first quarter, the company currently expects a low double-digit sequential decline in worldwide revenue and a high-teen basis point sequential decline in gross margin, both in-line with recent historical seasonality. The company also said that it is continuing its organic investments, which also now include investments into recently acquired businesses to leverage Ingram Micro’s global reach. Diluted weighted average shares outstanding for the 2014 first quarter are expected to be 158.5 million.

Conference Call and Webcast

Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 576-4387 (toll-free within the United States and Canada) or (719) 325-2469 (other countries), passcode “1001907.”

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (888) 203-1112 or (719) 457-0820 outside the United States and Canada, passcode “1001907.”

About Ingram Micro Inc.

Ingram Micro is the world’s largest wholesale technology distributor and a global leader in supply-chain and mobile device lifecycle services. As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics and mobile solutions, technical support, financial services and product aggregation and distribution. The company is the only global broad-based IT distributor, serving approximately 160 countries on six continents with the world’s most comprehensive portfolio of IT products and services. Visit www.ingrammicro.com.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including statements relating to the expected benefits of acquisitions and the financial performance of the combined company, are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro’s business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) we have made and expect to continue to make investments in new businesses and initiatives, including acquisitions, which could disrupt our business and have an adverse effect on our operating results; (2) we are dependent on a variety of information systems, which, if not properly functioning, or unavailable, or if we experience system security breaches, data protection breaches or other cyber-attacks, could adversely disrupt our business and harm our reputation and earnings; (3) changes in macro-economic conditions may negatively impact a number of risk factors which, individually or in the aggregate, could adversely affect our results of operations, financial condition and cash flows; (4) we continually experience intense competition across all markets for our products and services; (5) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (6) our failure to adequately adapt to IT industry changes could negatively impact our future operating results; (7) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (8) substantial defaults by our customers or the loss of significant customers could have a negative impact on our business, results of operations, financial condition or liquidity; (9) changes in, or interpretations of, tax rules and regulations, changes in the mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (10) changes in our credit rating or other market factors such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (11) failure to retain and recruit key personnel would harm our ability to meet key objectives; (12) we cannot predict with certainty what losses we may incur as a result of litigation matters and contingencies that we may be involved with from time to time; (13) we may incur material litigation, regulatory or operational costs or expenses, and may be frustrated in our marketing efforts, as a result of environmental regulations or private intellectual property enforcement disputes; (14) we face a variety of risks in our reliance on third-party service companies, including shipping companies for the delivery of our products and outsourcing arrangements; (15) changes in accounting rules could adversely affect our future operating results; and (16) our quarterly results have fluctuated significantly. We also face a variety of risks associated with our acquisitions and any other acquisitions we may make, including: management’s ability to execute its plans, strategies and objectives for future operations, including the execution of integration plans, and to realize the expected benefits of our acquisitions; growth of the mobility industry, the government contracts business, and in new and untapped markets in geographies outside the U.S.; and other uncertainties or unknown, underestimated and/or undisclosed commitments or liabilities; and our ability to achieve the expected benefits and manage the costs of the integrations of our acquisitions. We may not realize all of the benefits associated with our realignment and de-layering programs.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and seek to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended Dec. 29, 2012; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings.

# # #

© 2013 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.

Consolidated Balance Sheet

(Amounts in 000s)

(Unaudited)

	December 28, 2013	December 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$674,390	$595,147
Trade accounts receivable, net	5,454,832	5,457,299
Inventory	3,724,447	3,591,543
Other current assets	521,902	522,390

Total current assets	10,375,571	10,166,379

Property and equipment, net	488,699	481,324
Goodwill	527,526	428,401
Intangible assets, net	375,423	372,482
Other assets	23,976	31,862

Total assets	$11,791,195	$11,480,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,175,604	$6,065,159
Accrued expenses	710,040	585,404
Short-term debt and current maturities of long-term debt	48,772	111,268

Total current liabilities	6,934,416	6,761,831

Long-term debt, less current maturities	797,454	943,275
Other liabilities	109,700	164,089

Total liabilities	7,841,570	7,869,195

Stockholders’ equity	3,949,625	3,611,253

Total liabilities and stockholders’ equity	$11,791,195	$11,480,448

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	December 28, 2013	December 29, 2012
Net sales	$11,832,844	$11,379,882
Cost of sales	11,123,179	10,718,672

Gross profit	709,665	661,210

Operating expenses:
Selling, general and administrative	509,414	477,797
Amortization of intangible assets	13,080	12,534
Reorganization costs	14,579	3,012

	537,073	493,343

Income from operations	172,592	167,867

Other expense (income):
Interest income	(1,766)	(2,805)
Interest expense	13,192	17,438
Net foreign currency exchange loss	1,713	982
Other	6,536	3,142

	19,675	18,757

Income before income taxes	152,917	149,110

Provision for income taxes	40,717	47,759

Net income	$112,200	$101,351

Diluted earnings per share	$0.71	$0.66

Diluted weighted average shares outstanding	158,132	153,280

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Fifty-two Weeks Ended
	December 28, 2013	December 29, 2012
Net sales	$42,553,918	$37,827,299
Cost of sales	40,064,361	35,791,910

Gross profit	2,489,557	2,035,389

Operating expenses:
Selling, general and administrative	1,891,573	1,542,650
Amortization of intangible assets	48,480	20,711
Reorganization costs	34,629	9,676

	1,974,682	1,573,037

Income from operations	514,875	462,352

Other expense (income):
Interest income	(7,652)	(10,216)
Interest expense	59,165	55,690
Net foreign currency exchange loss	11,578	10,546
Other	15,685	10,148

	78,776	66,168

Income before income taxes	436,099	396,184

Provision for income taxes	125,516	90,275

Net income	$310,583	$305,909

Diluted earnings per share	$1.99	$1.99

Diluted weighted average shares outstanding	156,272	153,717

Ingram Micro Inc.

Consolidated Statement of Cash Flows

(Amounts in 000s)

(Unaudited)

	Fifty-two Weeks Ended
	December 28, 2013	December 29, 2012
Cash flows from operating activities:
Net income	$310,583	$305,909
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	128,915	70,416
Stock-based compensation	30,340	27,218
Excess tax benefit from stock-based compensation	(1,944)	(6,252)
Loss on disposal of property and equipment	8,399	—
Gain on sale of land and building	(1,045)	—
Noncash charges for interest and bond discount amortization	2,554	2,017
Deferred income taxes	(33,087)	(5,917)
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade accounts receivable	(66,400)	(438,642)
Inventory	(159,779)	(200,351)
Other current assets	(13,654)	22,552
Accounts payable	234,913	468,961
Change in book overdrafts	(67,370)	(95,965)
Accrued expenses	93,615	(104,225)

Cash provided by operating activities	466,040	45,721

Cash flows from investing activities:
Capital expenditures	(95,639)	(92,300)
Sales of marketable trading securities, net	1,877	2,735
Proceeds from sale of land and building	1,169	—
Acquisition and earn-out payments, net of cash acquired	(135,763)	(899,464)

Cash used by investing activities	(228,356)	(989,029)

Cash flows from financing activities:
Proceeds from exercise of stock options	43,384	31,335
Repurchase of Class A Common Stock	—	(50,000)
Excess tax benefit from stock-based compensation	1,944	6,252
Net proceeds from issuance of senior unsecured notes	—	296,256
Fees associated with the amendment and extension of credit facilities	(1,086)	—
Net proceeds (repayments) on revolving credit facilities	(195,729)	355,918
Other	(4,423)	—

Cash provided (used) by financing activities	(155,910)	639,761

Effect of exchange rate changes on cash and cash equivalents	(2,531)	7,291

Increase (decrease) in cash and cash equivalents	79,243	(296,256)

Cash and cash equivalents, beginning of year	595,147	891,403

Cash and cash equivalents, end of year	$674,390	$595,147

Ingram Micro Inc.

Supplementary Information

Income from Operations - Reconciliation of GAAP to Non-GAAP Information

(Amounts in Millions)

(Unaudited)

	Thirteen Weeks Ended December 28, 2013
	North America	Europe	Asia-Pacific	Latin America	Brightpoint	Stock-based compensation	Consolidated Total
Net Sales	$4,465.3	$3,315.9	$2,222.7	$681.5	$1,147.4	$—	$11,832.8

GAAP Operating Income	$77.1	$53.4	$19.1	$18.4	$13.3	$(8.7)	$172.6
Reorganization, integration and transition costs	8.4	5.3	3.4	—	8.0	—	25.1
Amortization of intangible assets	3.0	0.6	0.2	0.2	9.1	—	13.1

Non-GAAP Operating Income	$88.5	$59.3	$22.7	$18.6	$30.4	$(8.7)	$210.8

GAAP Operating Margin	1.73%	1.61%	0.86%	2.70%	1.16%		1.46%
Non-GAAP Operating Margin	1.98%	1.79%	1.02%	2.73%	2.65%		1.78%

	Thirteen Weeks Ended December 29, 2012
	North America	Europe	Asia-Pacific	Latin America	Brightpoint	Stock-based compensation	Consolidated Total
Net Sales	$4,463.7	$3,087.2	$2,184.9	$602.7	$1,041.4	$—	$11,379.9

GAAP Operating Income	$78.4	$51.9	$15.1	$16.6	$11.3	$(5.4)	$167.9
Reorganization, integration and transition costs	1.0	0.8	0.2	0.0	6.7	—	8.7
Amortization of intangible assets	1.7	2.2	0.2	0.2	8.2	—	12.5

Non-GAAP Operating Income	$81.1	$54.9	$15.5	$16.8	$26.2	$(5.4)	$189.1

GAAP Operating Margin	1.76%	1.68%	0.69%	2.75%	1.08%		1.48%
Non-GAAP Operating Margin	1.82%	1.78%	0.71%	2.79%	2.52%		1.66%

Ingram Micro Inc.

Supplementary Information

Income from Operations - Reconciliation of GAAP to Non-GAAP Information

(Amounts in Millions)

(Unaudited)

	Fifty-two Weeks Ended December 28, 2013
	North America	Europe	Asia-Pacific	Latin America	Brightpoint	Stock-based compensation	Consolidated Total
Net Sales	$16,434.0	$10,843.5	$8,698.1	$2,051.9	$4,526.4	$—	$42,553.9

GAAP Operating Income	$296.2	$85.0	$74.4	$43.1	$46.5	$(30.3)	$514.9
Reorganization, integration and transition costs	15.2	11.9	7.4	—	25.0	—	59.5
Amortization of intangible assets	8.4	2.0	0.8	0.9	36.4		48.5
LCD class action settlement	(28.5)	—	—	(1.0)	—	—	(29.5)
European indirect tax declarations charge	—	5.0	—	—	—	—	5.0

Non-GAAP Operating Income	$291.3	$103.9	$82.6	$43.0	$107.9	$(30.3)	$598.4

GAAP Operating Margin	1.80%	0.78%	0.86%	2.10%	1.03%		1.21%
Non-GAAP Operating Margin	1.77%	0.96%	0.95%	2.10%	2.38%		1.41%

	Fifty-two Weeks Ended December 29, 2012
	North America	Europe	Asia-Pacific	Latin America	Brightpoint	Stock-based compensation	Consolidated Total
Net Sales	$15,880.1	$10,614.8	$8,347.2	$1,943.8	$1,041.4	$—	$37,827.3

GAAP Operating Income	$283.7	$103.3	$53.6	$37.7	$11.3	$(27.2)	$462.4
Reorganization, integration and transition costs	9.6	3.1	4.4	2.4	6.6	—	26.1
Amortization of intangible assets	6.7	3.8	1.1	0.9	8.2	—	20.7

Non-GAAP Operating Income	$300.0	$110.2	$59.1	$41.0	$26.1	$(27.2)	$509.2

GAAP Operating Margin	1.79%	0.97%	0.64%	1.94%	1.09%		1.22%
Non-GAAP Operating Margin	1.89%	1.04%	0.71%	2.11%	2.51%		1.35%

Ingram Micro Inc.

Supplementary Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Amounts in Millions, except per share data)

(Unaudited)

	Thirteen Weeks Ended December 28, 2013
	Net Income	Diluted Earnings per Share (a)
As Reported Under GAAP	$112.2	$0.71
Reorganization, integration and transition costs	18.4	0.12
Amortization of intangible assets	9.6	0.06
Pan-Europe foreign exchange gain	(1.1)	(0.01)

Non-GAAP Financial Measure	$139.1	$0.88

	Thirteen Weeks Ended December 29, 2012
	Net Income	Diluted Earnings per Share (a)
As Reported Under GAAP	$101.4	$0.66
Reorganization, integration and transition costs	5.8	0.04
Amortization of intangible assets	8.4	0.05
Pan-Europe foreign exchange gain	(0.4)	(0.00)

Non-GAAP Financial Measure	$115.2	$0.75

(a)	Per share impact is calculated by dividing net income amount by the diluted weighted average shares outstanding of 158,132 and 153,280 for the thirteen weeks ended December 28, 2013 and December 29, 2012, respectively.

Ingram Micro Inc.

Supplementary Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Amounts in Millions, except per share data)

(Unaudited)

	Fifty-two Weeks Ended December 28, 2013
	Net Income	Diluted Earnings per Share (a)
As Reported Under GAAP	$310.6	$1.99
Reorganization, integration and transition costs	43.2	0.28
Amortization of intangible assets	35.1	0.22
Pan-Europe foreign exchange loss	0.0	0.00
LCD class action settlement	(21.4)	(0.14)
European indirect tax declarations charge	3.6	0.02

Non-GAAP Financial Measure	$371.1	$2.37

	Fifty-two Weeks Ended December 29, 2012
	Net Income	Diluted Earnings per Share (a)
As Reported Under GAAP	$305.9	$1.99
Reorganization, integration and transition costs	17.7	0.13
Amortization of intangible assets	14.1	0.09
Pan-Europe foreign exchange loss	3.8	0.02
Discrete tax item related to worthless stock deduction	(28.5)	(0.19)

Non-GAAP Financial Measure	$313.0	$2.04

(a)	Per share impact is calculated by dividing net income amount by the diluted weighted average shares outstanding of 156,272 and 153,717 for the fifty-two weeks ended December 28, 2013 and December 29, 2012, respectively.